EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No 333-171964) of our report dated June 30, 2011, except for the change in the composition of reportable segments and deconsolidation of the investment in Peña Colorada discussed in Notes 4 w) and 4 a) (2) to the consolidated financial statements, respectively, as to which the date is April 30, 2013, relating to the consolidated financial statements of Ternium S.A., which appears in this Form 20-F. We also consent to the reference to us under the heading “Selected Financial Data” in this Form 20-F.

Buenos Aires, Argentina

April 30, 2013

PRICE WATERHOUSE & CO. S.R.L.

by /s/ Daniel A. López Lado (Partner)
Daniel A. López Lado